As filed with the Securities and Exchange Commission on July 22, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMSovereign Holding Corp.

(Exact name of registrant as specified in its charter)

Nevada	46-5538504
(State or other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

5000 Quorum Drive, Suite 400 Dallas, TX	75254
(Address of Principal Executive Offices)	(zip code)

COMSovereign Holding Corp. 2020 Long-Term Incentive Plan

(Full title of the plans)

Kevin Sherlock

COMSovereign Holding Corp.

5000 Quorum Drive, Suite 400

Dallas, TX

(904) 834-4400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Eric M. Hellige, Esq

Pryor Cashman LLP

7 Times Square

New York, NY 10036

Tel: (212) 421-4100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered(1)	Amount To Be Registered	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, $0.0001 par value (1)	8,333,334	$1.85	$15,416,667.90	$1,681.96
Total:	8,333,334	$1.85	$15,416,667.90	$1,681.96

(1)	Represents Common Stock, $0.0001 par value (the “Common Stock”) issuable under the COMSovereign Holding Corp. 2020 Long-Term Incentive Plan.

(2)	Pursuant to Rule 457(c) of the Securities Act of 1933, as amended (the “Securities Act”), the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the registration fee, and are based on the average of the $1.91 high and $1.78 low sale prices of the Common Stock as quoted on the Nasdaq Capital Market on July 19, 2021, which date is within five business days prior to filing this Registration Statement.

ii

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in this Part I of Form S-8 (plan information and registration information and employee plan annual information) will be sent or given to employees as specified by the Securities and Exchange Commission (the “Commission”) pursuant to Rule 428(b)(1) of the Securities Act. Such documents are not required to be and are not filed with the Commission either as part of this registration statement (this “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to all participants will indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b), and will include the address and telephone number to which the request is to be directed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission are hereby incorporated by reference in this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Commission on March 30, 2021.

(b) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the Commission on May 17, 2021.

(c) The Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 30, 2021.

(d) The Registrant’s Current Reports on Form 8-K filed with the Commission on January 27, 2021, February 4, 2021, February 16, 2021, February 23, 2021, March 1, 2021, March 25, 2021, April 6, 2021, April 22, 2021, May 17, 2021, June 3, 2021, June 8, 2021, June 28, 2021 and June 30, 2021 (other than portions of those documents furnished or not otherwise deemed to be filed).

(e) The description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form S-1, filed with the Commission on February 5, 2021, and any amendments or reports filed with the Commission for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and, to the extent specifically designated therein, Current Reports on Form 8-K filed by the Registrant with the Commission that are identified in such forms as being incorporated into this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all of the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents.

Item 4.	Description of Securities.

Not applicable

Item 5.	Interests of Named Experts and Counsel.

Not applicable

Item 6.	Indemnification of Directors and Officers.

Our articles of incorporation provide that we possess and may exercise all powers of indemnification of our officers, directors, employees, agents and other persons and our bylaws also require us to indemnify our officers and directors as permitted under the provisions of the Nevada Revised Statutes. We also have contractual indemnification obligations under our agreements with our directors and officers. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers. These provisions and resultant costs may also discourage our Company from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit our company and stockholders.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Document

3.1	The Restated Articles of Incorporation of COMSovereign Holding Corp., as in effect on the date hereof (incorporated by reference to Exhibit 3.1 of the Company’s Annual Report on Form 10-K filed March 30, 2021).

3.2	The Amended and Restated By-laws of COMSovereign Holding Corp., as in effect on the date hereof (incorporated by reference to Exhibit 3.2 of the Company’s Annual Report on Form 10-K filed March 30, 2021).

4.2	COMSovereign Holding Corp. 2020 Long-Term Incentive Plan, as amended, dated February 25, 2021 (incorporated by reference to Appendix 1 of the Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 30, 2021).

5.1*	Opinion of Flangas Law Group, with respect to the legality of the securities being registered.

23.1*	Consent of Haskell & White LLP.

23.2*	Consent of Flangas Law Group (included in the opinion filed as Exhibit 5.1).

24.1*	Power of Attorney of the directors of the Registrant (contained in the signature pages hereto).

*	Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this Registration Statement which shall include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dallas, Texas on July 22, 2021.

COMSovereign Holding Corp.

By:	/s/ Daniel L. Hodges
Daniel L. Hodges
Chief Executive Officer

Each of the undersigned members of the board of directors of the Registrant, hereby severally constitutes and appoints Daniel L. Hodges and Kevin Sherlock as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Daniel L. Hodges	Director and Chief Executive Officer
Daniel L. Hodges	(Principal Executive Officer)	July 22, 2021

/s/ Martin R. Wade III	President and Chief Financial Officer
Martin R. Wade III	(Principal Financial Officer and Principal Accounting Officer)	July 22, 2021

/s/ David Aguilar
David Aguilar	Director	July 22, 2021

/s/ Richard Berman
Richard Berman	Director	July 22, 2021

/s/ Brent M. Davies
Brent M. Davies	Director	July 22, 2021

/s/ Kay Kapoor
Kay Kapoor	Director	July 22, 2021

/s/ James A. Marks
James A. Marks	Director	July 22, 2021